Exhibit 10.4

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY “[***]”.

Execution Copy

RELATIONSHIP AGREEMENT

dated

23rd DAY OF APRIL 2025

by

MYT NETHERLANDS PARENT B.V.

Company

and

RICHEMONT ITALIA Holding S.P.a.

Richemont

Baker & McKenzie Amsterdam N.V. Attorneys at law, Tax advisors and Civil-law notaries Claude Debussylaan 54 1082 MD Amsterdam The Netherlands www.bakermckenzie.nl

Contents

1.	Definitions and interpretation	3

2.	Rules of procedure	5

3.	Supervisory Board	5

4.	Richemont Supervisory Board observer	7

5.	Affirmative Vote Matter	8

6.	Orderly market arrangements	8

7.	Information	8

8.	Confidentiality	9

9.	Related party transactions	10

10.	Restrictions	10

11.	Term and termination	10

12.	Notices and delivery	10

13.	Miscellaneous	11

14.	Governing law and dispute resolution	12

Schedule 1	14

Definitions and interpretations	14

Schedule 2	16

Rules of Procedure of the Management Board	16

Schedule 3	17

Rules of Procedure of the Supervisory Board	17

Relationship Agreement

This Agreement is dated on the 23rd day of April 2025

Between

MYT Netherlands Parent B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, with registered number 74988441, having its registered office at Einsteinring 9, 85609 Aschheim, the Netherlands (the "Company"); and

Richemont Italia Holding S.p.A., a company incorporated in Italy with registered number 08158020969 and whose registered office is at Via Benigno Crespi 26, Milan, Italy ("Richemont"),

the Company and Richemont hereinafter also collectively referred to as the "Parties" and each individually also as a "Party".

Recitals

A.	The Company has acquired 100% of the shares in Yoox Net-A-Porter Group S.p.A. ("YNAP") under the terms and conditions set out in the share purchase agreement between the Company and Richemont dated on the 7th day of October 2024 ("SPA") ("Transaction"). As total consideration for the YNAP shares, the Company shall issue ordinary shares in its share capital to Richemont ("Ordinary Shares", which definition includes American Depositary Shares (ADSs) in respect of Ordinary Shares).

B.	Richemont recognises the importance of a strategy focused on sustainable long-term value creation of the company and its affiliated enterprise and is willing to play its role as significant minority shareholder of the Company in the checks and balances in the company.

C.	The Parties agree that this relationship agreement ("Agreement") will be announced on the date of this Agreement and a copy thereof will be filed with the U.S. Securities and Exchange Commission ("SEC").

D.	The Parties wish to enter into this Agreement to agree on certain arrangements relating to the governance of the Company and to manage the relationship between the Company and Richemont as a minority shareholder of the Company, all in accordance with the laws and regulations applicable to Richemont and the Company with a class of securities registered under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act") and listed on the New York Stock Exchange.

IT IS AGREED as follows:

1.	Definitions and interpretation

1.1	Capitalised terms shall, unless the context otherwise requires, have the meaning ascribed thereto in Schedule 1 (Definitions and interpretations).

1.2	In this Agreement, unless a different intention clearly appears, a reference to a Clause or Schedule is a reference to a clause or schedule of this Agreement. The schedules form part of this Agreement.

1.3	The headings in this Agreement do not affect its interpretation.

1.4	For the purposes of this Agreement, a company is a subsidiary of another company, its holding company, if that other company:

(a)	holds a majority of the voting rights in it;

(b)	is a member of it and has the right to appoint or remove a majority of its board of directors;

(c)	has the right to exercise, or actually exercises, dominant influence or control over it:

(i)	by virtue of provision contained in its articles of association;

(ii)	by virtue of a control contract; or

(d)	is a member of it and controls alone, under an agreement with other members, a majority of the voting rights in it;

(e)	is managed on a unified basis with it; or

(f)	if it is a subsidiary of a company that is itself a subsidiary of that other company,

and the terms "subsidiaries" and "holding companies" are to be construed accordingly.

Each of the situations described above is defined as "Control". A company is the "ultimate holding company" of a group of companies if it is the holding company of any company in that group of companies and is itself not a subsidiary of any company.

1.5	Meaning of references

Unless specifically required or indicated otherwise:

(a)	words in one gender include any other gender, words importing individuals import companies and vice versa, words in the singular shall be treated as including the plural and vice versa, and words importing the whole include a reference to any part of them;

(b)	references to a person shall include any individual, firm, company, unincorporated association, trust, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality;

(c)	references to a company shall include any company, corporation or other body corporate wherever and however incorporated or established;

(d)	references to the word "include" or "including" (or any similar term) are not to be construed as implying any limitation and general words introduced by the word "other" (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(e)	references to any Dutch statutory provision or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or other legal concept, state of affairs or thing shall for any jurisdiction other than the Netherlands be deemed to include that which most nearly approximates in that jurisdiction to the Dutch statutory provision or legal term or other legal concept, state of affairs or thing;

(f)	references to "writing" or "written" include any method of reproducing words or text in a legible and non-transitory form and, for the avoidance of doubt, shall include text transmitted by e-mail;

(g)	references to any document (including this agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time; and

(h)	references to times of the day are to that time in the Netherlands and references to a day are to a period of 24 hours running from midnight to midnight.

2.	Rules of procedure

2.1	The Rules of Procedure of the Management Board on the Completion Date are in accordance with Schedule 2 (Rules of Procedure of the Management Board).

2.2	The Rules of Procedure of the supervisory board of the Company ("Supervisory Board") on the Completion Date are in accordance with Schedule 3 (Rules of Procedure of the Supervisory Board).

2.3	In the case of conflict between any of the Rules of Procedure of the Management Board or of the Supervisory Board and this Agreement, this Agreement shall prevail.

3.	Supervisory Board

Composition of the Supervisory Board

3.1	The Articles of Association provide that the Supervisory Board shall consist of at least three (3) members. The members of the Supervisory Board (the "Supervisory Board Members") shall be appointed, suspended and dismissed in accordance with the procedures set out in (i) the Articles of Association, (ii) the Rules of Procedure of the Supervisory Board; (iii) this Agreement; and (iv) applicable laws and regulations.

Nomination of the Richemont Nominee

3.2	Notwithstanding Clause 3.1 (Composition of the Supervisory Board) and subject to Clause 3.7, Richemont shall have the right (but not the obligation) to nominate one (1) individual to serve as Supervisory Board Member (the "Richemont Nominee") for appointment by the general meeting of shareholders of the Company ("General Meeting of Shareholders"). Prior to the entry into this Agreement, Richemont has nominated Burkhart Grund to serve as the Richemont Nominee, which nomination either was approved by the General Meeting of Shareholders and became effective upon Completion.

3.3	For the purpose of Clause 3.2, Richemont shall only nominate the Richemont Nominee after consultation with the Nominations, Governance and Sustainability Committee and shall only nominate an individual who: (i) has knowledge and experience encompassing one or more of the aspects included in the profile of the Supervisory Board (irrespective of whether Supervisory Directors with certain knowledge or experience would be underrepresented or overrepresented following the appointment of such Richemont Nominee), (ii) does not hold a board, officer or management position in any entity that undertakes activities that materially compete with the Company's business, (iii) is not subject to any criminal, administrative or similar investigation by any authority or proceedings, and (iv) is eligible for appointment to the Supervisory Board under Dutch law and the NYSE listing rules.

3.4	If Richemont exercises its right under Clause 3.2 to nominate a Richemont Nominee, the Company shall use its reasonable efforts to cause the Supervisory Board to nominate the Richemont Nominee in accordance with the Articles of Association for appointment as Supervisory Board Member at the next Annual General Meeting of Shareholders after receiving Richemont's proposal or, if requested by Richemont, call an Extraordinary General Meeting of Shareholders for the purpose of appointing the Richemont Nominee as a Supervisory Board Member within ninety (90) days of the date of Richemont exercising its right under Clause 3.2.

3.5	Subject to compliance with applicable rules and regulations in relation to such nomination, if the General Meeting of Shareholders referred to in Clause 3.4 above fails to appoint the Richemont Nominee, or the Richemont Nominee must be replaced, or its position is vacant for any reason, Richemont may nominate a new Richemont Nominee in accordance with Clause 3.3. The Company shall use reasonable efforts to cause the Supervisory Board to nominate such Richemont Nominee for appointment in accordance with Clause 3.4.

3.6	The Company hereby undertakes that it shall use its best efforts to:

(a)	enforce the obligations of MYT Holding LLC pursuant to the voting agreement between the Company and MYT Holding LLC dated 7 October 2024 (the "Voting Agreement"); and

(b)	not amend, vary, rescind or terminate the Voting Agreement without the prior written consent of Richemont.

Expiry of nomination right

3.7	Richemont shall no longer have the right to nominate a Richemont Nominee pursuant to Clause 3.2 or a Richemont Observer pursuant to Clause 4.1, from and after the date that Richemont, together with its Affiliates, ceases to own at least 10% of the Ordinary Shares as a direct result of a Disposal by Richemont or its Affiliates that takes its ownership below such threshold or from and after the date that Richemont, together with its Affiliates, ceases to own at least 5% of the Ordinary Shares for any reason.

3.8	Richemont shall inform the Supervisory Board in writing within three (3) Business Days of the date that it, together with its Affiliates, ceases to own at least 10% of the Ordinary Shares as a direct result of a Disposal that takes its ownership below such threshold.

3.9	Richemont shall procure that the Richemont Nominee and the Richemont Observer, appointed pursuant to Richemont's expired nomination right, offer their resignation effective upon the earlier of:

(a)	the next General Meeting of Shareholders; and

(b)	the date as determined by the chair of the Supervisory Board.

3.10	The Company agrees that, other than as permitted by this Agreement, it will cause the Management Board and the Supervisory Board not to exercise any right to suspend or dismiss any Richemont Nominee, make any proposal to the General Meeting to that effect, or serve any notice on the Richemont Nominee requiring his or her resignation, without the prior written consent of Richemont, except in the case that the Supervisory Board finds that the Richemont Nominee has engaged in fraud or gross misconduct in the performance of his or her duties as a Supervisory Board Member. The Company also agrees that it shall cause the Management Board and the Supervisory Board not to adopt nor to propose any resolution to its General Meeting of Shareholders regarding the suspension or dismissal of a Richemont Nominee or any other resolution which would, if passed, remove, restrict or reduce the rights of Richemont pursuant to this Agreement, except in the case that the Supervisory Board finds that the Richemont Nominee has engaged in fraud or gross misconduct in the performance of his or her duties as a Supervisory Board Member. The Company agrees that if a Richemont Nominee is dismissed due to fraud or gross misconduct pursuant to this Clause 3.10, Richemont has the right to nominate a replacement in accordance with Clause 3.2 and Clause 3.3.

Conflict of interest

3.11	Richemont acknowledges that the Richemont Nominee shall, in fulfilling its role as Supervisory Board Member, solely be guided by the best interests of the Company and its business, taking into account the interests of all the Company's shareholders and other stakeholders, as also set out in the Dutch Corporate Governance Code and the NYSE listing rules.

3.12	Richemont acknowledges that the Richemont Nominee may be required to abstain from participating in the deliberation and decision-making on any matter presented to the Supervisory Board in which it has a conflict of interest, as set out in the Rules of Procedure of the Supervisory Board, including any transaction, arrangement or agreement between any member of the Group and Richemont or any of its Affiliates, or any of the legal entities referred to in paragraph 7 of the Rules of Procedure of the Supervisory Board.

Insurance

3.13	Each Richemont Nominee shall be covered by:

(a)	irrespective of any separate insurance arranged by Richemont or its Affiliates, the Company's directors' and officers' liability insurance during their appointment and for a period of at least five years following the date of their resignation or removal from the Supervisory Board; and

(b)	the Company's indemnity policy (to the extent one is in place for all members of the Supervisory Board) during their appointment and for a period of at least five years following the date of their resignation or removal from the Supervisory Board, in each case on terms at least as favorable to the Richemont Nominee as the insurance and indemnity policy applicable to Supervisory Board Members.

3.14	The terms of the Company's directors' and officers' liability insurance, the Company's indemnity policy or any other relevant policy of insurance or other policy will remain at all times available for inspection by Richemont on request.

4.	Richemont Supervisory Board observer

4.1	Subject to Clause 3.7, Richemont shall have the right (not the obligation) to have one (1) designated and appointed person attend and participate in meetings of the Supervisory Board or any committee thereof as a non-voting observer (waarnemer) ("Richemont Observer"). In accordance with the Rules of Procedure of the Supervisory Board, the Richemont Observer, will be:

(a)	given notice by the secretary of the Company of any meeting of the Supervisory Board or any committee thereof at the same time as the Supervisory Board Members;

(b)	entitled to be present at all meetings of the Supervisory Board or any committee thereof which includes, for the avoidance of doubt other informal meetings of the Supervisory Board or any committee thereof such as off-sites and executive sessions;

(c)	provided copies of all minutes of the Supervisory Board and committee meetings at the time such materials are given the Supervisory Board Members or the members of such committee; and

(d)	provided copies of any reports, minutes or other documents distributed to the Supervisory Board or any committee thereof, including for the avoidance of doubt drafts of written resolutions, at the time such materials are given the Supervisory Board Members or the members of such committee, provided however, that before any Confidential Information is distributed to any Richemont Observer, such Richemont Observer must execute a customary confidentiality agreement.

4.2	The Company shall reimburse the Richemont Observer or Richemont, as applicable, for all costs and expenses reasonably incurred by him/her or it in enabling the attendance of the Richemont Observer at meetings of the Supervisory Board or any committee of the Supervisory Board to the extent of and in accordance with the Company's expense reimbursement policies from time to time for such costs and expenses as such policies apply to all other Supervisory Board members.

4.3	If the Supervisory Board or any committee thereof determines in good faith that exclusion of the Richemont Observer from any meeting, or withholding of any information or material from the Richemont Observer, is reasonably necessary to, among other things:

(a)	avoid an actual or potential conflict of interest between the Company and Richemont, the Richemont Nominee or such Richemont Observer;

(b)	limit dissemination of sensitive personnel information; or

(c)	to preserve legal privilege or the confidentiality of certain Confidential Information,

the Supervisory Board shall have the right to exclude the Richemont Observer from any such meeting or portions thereof (to be determined at the discretion of the Supervisory Board or the relevant committee thereof), or withhold such information or materials or those portions (to be determined at the discretion of the Supervisory Board or the relevant committee thereof) from the Richemont Observer that is reasonable necessary to protect the Group's interest, provided that the Supervisory Board or relevant committee shall only exercise such rights if it would do so in a manner consistent with how it would approach the participation or receipt of information by a member of the Supervisory Board pursuant to the Rules of Procedure of the Supervisory Board and Clause 3.12.

4.4	The terms and conditions of the Richemont Observer's right to observe meetings or receive information or materials are set out in the Rules of Procedure of the Supervisory Board.

5.	Affirmative Vote Matter

The Parties agree that for as long as Richemont has the right to nominate a Richemont Nominee pursuant to Clause 3.2 of this Agreement, and provided that Richemont has a Richemont Nominee appointed to the Supervisory Board with due observance of Clause 3.9, the resolution of the Management Board to approve any material amendments to the wind down plan of the OFS Activities [***] shall require the approval of the Supervisory Board, with the affirmative vote of the Richemont Nominee ("Affirmative Vote Matter").

6.	Orderly market arrangements

Subject to the lock-up agreement entered into between the parties on or around the date of this Agreement, Richemont shall use its reasonable efforts to conduct any sales or transfers of Ordinary Shares or American Depositary Shares of the Company (which each represent one Ordinary Share) held by it with a view to maintain an orderly market in the trading of the Company's American Depositary Shares notwithstanding that such sales or transfers may be permitted under the lock-up agreement and/or the registration rights agreement.

7.	Information

7.1	For so long as Richemont (together with its Affiliates) has the right to nominate a Richemont Nominee pursuant to Clause 3.2 of this Agreement, and provided that Richemont has a Richemont Nominee appointed to the Supervisory Board with due observance of Clause 3.9, and subject to compliance by the Company with its legal and regulatory obligations including, without limitation, the requirements of the Exchange Act and the New York Stock Exchange Rules, the Company shall procure that Richemont is provided with such financial or other information as may be reasonably requested by it or any of its Affiliates for the purposes of its accounting or financial control requirements or in order to comply with its legal, financial, regulatory or tax obligations, with, without limitation, provision of financial information required in connection with Compagnie Financière Richemont S.A's orderly reporting to be provided, at the latest, within three months of the most recent quarterly closing date, currently being 31 March, 30 September and 31 December, and within four months of the most recent fiscal year closing date, currently being 30 June.

8.	Confidentiality

Confidentiality of non-public information

8.1	Subject to Clause 8.2, Richemont shall keep confidential all non-public information provided to it by the Company (including from the Richemont Nominee or Richemont Observer) or otherwise obtained by it under or in connection with this Agreement regarding the business and financial affairs of the Company or any of its Affiliates ("Confidential Information").

8.2	Each Party shall be entitled to disclose Confidential Information:

(a)	to any of its officers, employees, auditors, bankers or professional advisers, who have entered into a non-disclosure agreement with the Company and whose position makes it necessary or desirable to know that information in order to assist that Party, as applicable; provided that such Party shall be responsible for any breach of confidentiality by such recipient as if such recipient were subject to the same confidentiality obligations as set out in this Clause 8;

(b)	in respect of Richemont to any of its direct or indirect Affiliates and their respective officers, employees, auditors, bankers or professional advisers, in any event only if and when it is necessary or desirable that such party or person receives that information to assist Richemont in relation to its shareholding in the Company, provided that the disclosing Party shall be responsible for any breach of confidentiality by such recipient as if such recipient were subject to the same confidentiality obligations as set out in this Clause 8;

(c)	if such information has ceased to be Confidential Information as a result of having become public without breach of this Agreement or any other duty of confidentiality relating to that information of which the relevant Party was aware;

(d)	if and to the extent such Confidential Information was lawfully in the possession of Richemont or its Affiliates prior to the time it was disclosed or acquired from the Group;

(e)	as may be required by law, rules or regulations or by any relevant securities exchange or governmental authority, regulatory body or antitrust authority to which that Party is subject (wherever situated), including information required to be disclosed in any shareholder circular, or for tax or accounting purposes, whether or not the requirement for disclosure of such information has the force of law;

(f)	as may be required for the purpose of any arbitral or judicial proceedings arising out of this Agreement or the related agreements; or

(g)	with the written consent of the other Party.

Material Non-Public Information

8.3	The Parties hereby acknowledge that the insider trading policy as maintained by the Company also applies to the relationship between the Company and Richemont, at any time that as Richemont has a Richemont Nominee appointed to the Supervisory Board, and that each of the Parties shall act in accordance with that policy subject to Richemont having been provided with such policy. The Richemont Nominee may inform Richemont of any restriction on it being able to deal in any securities of the Company.

8.4	Nothing in this Agreement will require the Company to disclose Material Non-Public Information to Richemont to the extent that such disclosure would violate the rules and regulations of the SEC or give rise to an obligation for the Company to make a general public disclosure.

9.	Related party transactions

The Parties acknowledge the importance of ensuring that related party transactions, including but not limited to transactions between Richemont and its Affiliates and the Company shall be at arms' length terms and shall be dealt with in accordance with the applicable legal, accounting and disclosure framework.

10.	Restrictions

10.1	Richemont shall not, and shall procure that its Affiliates shall not, take any action that would have the effect of preventing the Group from:

(a)	complying with their obligations under applicable laws and regulations; or

(b)	managing their affairs in accordance with the principles of good governance set out in the Dutch Corporate Governance Code or the NYSE listing rules.

10.2	Richemont shall, and shall procure that its Affiliates shall, not exercise any of is voting rights or other shareholder rights and powers attached to any Ordinary Shares held by Richemont or its Affiliates, as the case may be, in a way that would be inconsistent with or breach any of the provisions of this Agreement, applicable laws and regulations (including relating to insider trading) or the Dutch Corporate Governance Code (including any applicable deviations).

10.3	Other than the obligations set out in Clauses 10.1 and 10.2, no limitations shall apply to Richemont and its Affiliates in exercising their voting rights or other shareholder rights and powers attached to any Ordinary Shares held by Richemont or its respective Affiliates, as the case may be.

11.	Term and termination

11.1	This Agreement shall enter into force on the date hereof and terminate automatically:

(a)	if Richemont no longer has the nomination right pursuant to Clause 3.2; or

(b)	on the dissolution or liquidation of a Party, provided that if a Party ceases to exist as a result of a merger, demerger, conversion, or other similar corporate transaction, such Party's legal successor shall be deemed to have become a party to this Agreement in such Party's place and this Agreement shall not terminate, provided that Clause 8, Clause 10, Clause 12 up to and including Clause 14 shall survive termination of this Agreement.

11.2	Except as provided in Clause 11.1, this Agreement may only be terminated by mutual agreement of the Parties in writing.

12.	Notices and delivery

12.1	Any notices or other formal communication given under this Agreement must be in writing and may be delivered in person, or sent by email, registered mail, courier, writ or petition to the Party to be served as follows:

To the Company:

For the attention of:
Group CFO and Chief Legal Counsel
Martin Beer and Charlotte Swichtenberg
Email addresses: [***]

with a copy (which shall not constitute notice) to:

Name:	Baker McKenzie
For the attention of:	[***]
E-mail address:	[***]

To Richemont:

For the attention of:
Group CFO and Chief Legal Counsel

Email address:      [***]

with a copy (which shall not constitute notice) to:

Name:	Slaughter and May
For the attention of:	[***]
E-mail address:	[***]

or at such other address or email address as a Party may notify the other Party of, with due observance of the provisions of this Clause 12.1.

12.2	Any notice or other communication shall be deemed to have been given at the time of delivery. In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery in person was made, or that the envelope containing the communication was properly addressed and posted by recorded delivery post, or that the email was properly addressed and transmitted, as the case may be.

13.	Miscellaneous

13.1	No Assignment

This Agreement is personal to the Parties and accordingly a Party may not assign or transfer any rights or obligations arising under this without the prior written consent of the other Parties, in respect of which each Party may decide in its own discretion, provided that each Party may assign or transfer any rights or obligations arising under this Agreement without the prior written consent of the other Parties to its Affiliates.

13.2	Costs and Expenses

Any costs, charges and expenses in relation to the negotiation, preparation and execution of this Agreement will be borne by each Party, unless explicitly agreed otherwise in this Agreement.

13.3	No Rescission

To the extent permitted by law, the Parties waive their rights, if any, to in whole or in part annul, rescind, suspend or dissolve this Agreement.

13.4	No Third Party rights

Except as expressly provided in this Agreement, this Agreement is intended solely for the benefit of the Parties hereto and is not intended to confer any benefits upon, or create any rights in favour of, any person other than the Parties hereto.

13.5	Severability

If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

Each Party agrees that it will negotiate in good faith to replace any provision of this Agreement which may be held unenforceable with a provision which is enforceable, and which is as similar as possible in substance to the unenforceable provision.

13.6	No Waiver

No delay or omission by a Party in the exercise of any power or right under this Agreement will impair such power or right or be construed as a waiver thereof or of the event giving rise to such power of right and no waiver of any past event shall be construed to be a waiver of any power or right accruing to a Party by reason of any future event.

13.7	Entire Agreement

This Agreement is intended to embody the final, complete and exclusive agreement between the Parties relating to the subject matter and supersedes any prior negotiations, agreements or understandings, whether written or oral.

13.8	Amendment

This Agreement shall not be amended or supplemented except in writing when duly signed by authorised signatories of each Party.

13.9	Counterparts

This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

14.	Governing law and dispute resolution

Governing law

14.1	This Agreement and any contractual or non-contractual obligations arising out of or in connection to it, is governed by and shall be construed in accordance with the laws of the Netherlands.

14.2	Any dispute arising out of, or in connection with, this Agreement or other agreements and arrangements connected to or resulting from this Agreement, whether contractual or non-contractual, shall be submitted to the CEOs of the Company and Richemont from time to time to be settled and resolved by them within twenty (20) Business Days of the matter being referred to them, following and upon the written request of either of the Parties.

14.3	If the dispute cannot be resolved by the CEOs of the Company and Richemont within twenty (20) Business Days of the matter being referred to them in accordance with Clause 14.2, the any dispute must be finally settled by arbitration in Amsterdam in accordance with the Rules of Arbitration of the International Chamber of Commerce. The arbitral tribunal shall be composed of three arbitrators, to be appointed in accordance with the aforementioned Rules. The seat of arbitration shall be Amsterdam, the Netherlands. The language to be used in the arbitral proceedings if so requested by a Party shall be English. The arbitrators shall render their judgement on the basis of the rules of Law (regelen des rechts). The arbitration award shall be final and binding on the relevant Parties, and enforceable in any jurisdiction in accordance with its terms. The Parties hereby acknowledge and waive any objection to the propriety or convenience of the above seat of arbitration.

14.4	Except as may be required by law, the existence, content or results of any arbitration hereunder may not be disclosed without the prior written consent of the Parties. The Parties shall instruct the arbitrator not to publish the decision.

Execution

This Agreement has been signed by the Parties (or their duly authorised representatives) on the date stated on the first page of this Agreement.

MYT Netherlands Parent B.V.		MYT Netherlands Parent B.V.

Signature:		Signature:

By:	/s/ Michael Kliger	By:	/s/ Martin Beer
Name:	Michael Kliger	Name:	Martin Beer
Position:	Chief Executive Officer and Managing Director	Position:	Chief Financial Officer and Managing Director
Place:	Aschheim	Place:	Aschheim

Richemont Italia Holding S.p.A.		Richemont Italia Holding S.p.A.

Signature:		Signature:

By:	/s/Axel Meyer	By:	/s/ Silvia Scagnelli
Name:	Axel Meyer	Name:	Silvia Scagnelli
Position:	Director	Position:	Authorised Signatory
Place:		Place:

[Signature Page to Relationship Agreement]

Schedule 1

Definitions and interpretations

"Affiliate" means, in relation to any person or entity, any direct or indirect subsidiary or direct or indirect holding company of that person or entity and any other subsidiary of such holding company;

"Affirmative Vote Matter" has the meaning given to it in Clause 5;

"Agreement" means this Relationship Agreement;

"Articles of Association" means the articles of association (statutes) of the Company, as amended from time to time;

"Business Day" means a day (other than a Saturday or Sunday) on which banks in the Netherlands, the United States of America and Italy are generally open for normal business;

"Clause" means a clause in this Agreement;

"Completion" means completion of the Transaction as contemplated by the SPA;

"Completion Date" means the date on which the Completion is effected;

"Confidential Information" has the meaning given to it in Clause 8.1;

"Control" has the meaning given to it in Clause 1.4;

"Disposal" means (i) to directly or indirectly, sell, transfer, assign or otherwise dispose of any legal or beneficial interest in any Ordinary Share and the voting rights in respect thereof, (ii) the disposal of beneficial ownership in Ordinary Shares as a result of the enforcement of any Encumbrance granted over any Ordinary Share or (iii) any arrangement, structuring device or other transaction having a similar economic or legal effect to the transactions referred to under (i) and (ii), it being understood that a Disposal of Ordinary Shares to a legal successor under universal title shall not be considered a Disposal, and where "Encumbrance" means any security interest, claim, lien, charge, pledge, or other restriction that creates or may create a security interest over the Ordinary Shares. "Dispose" shall have the same meaning;

"Dutch Corporate Governance Code" means the Dutch Corporate Governance Code, as amended, entered into force on, and applies to any financial year starting on or after, 20 December 2022;

"Exchange Act" has the meaning given to it in Recital D;

"General Meeting of Shareholders" has the meaning given to it in Clause 3.2;

"Group" means the group of companies comprising the Company and its subsidiaries and "member of the Group" and "Group Company" shall be construed accordingly;

"Management Board" means the board of manging directors of the Company;

"Material Non-Public Information" means any non-public information in relation to the Company or its securities subject to the rules and regulations of the SEC;

"Nominations, Governance and Sustainability Committee" means the Nominations, Governance and Sustainability Committee of the Supervisory Board;

"OFS Activities" means (i) the OFS Services; and (ii) OFS Agreements;

"OFS Agreements" means the third party agreements, in each case with any amendments or related agreements thereto, entered into for the purpose of transition and decommissioning of OFS Services;

"OFS Services" means the provision by YOOX Net-a-Porter Group S.p.A., a joint stock company (società per azioni) incorporated under the laws of Italy, or any of its subsidiaries, of B2B services to certain luxury brands to set-up and power their own e-commerce destinations, including online and mobile store development, including, in each case, all related and supporting activities thereto;

"Ordinary Share(s)" has the meaning given to it in Recital A;

"Party" means a party to this Agreement;

"Richemont Nominee" has the meaning given to it in Clause 8.1;

"Richemont Observer" has the meaning given to it in Clause 4.1;

"Rules of Procedure of the Management Board" means the rules of procedure of the Management Board (as amended from time to time);

"Rules of Procedure of the Supervisory Board" means the rules of procedure of the Supervisory Board (as amended from time to time);

"Schedule" means a schedule to this Agreement;

"SEC" has the meaning given to it in Recital C;

"SPA" has the meaning given to it in Recital A;

"Supervisory Board" has the meaning given to it in Clause 2.2;

"Supervisory Board Members" has the meaning given to it in Clause 3.1;

"Transaction" has the meaning given to it in Recital A; and

"YNAP" has the meaning given to it in Recital A.

Schedule 2

Rules of Procedure of the Management Board

[Separately Provided as Exhibit 3.1 to Form 6-K]

Schedule 3

Rules of Procedure of the Supervisory Board

[Separately Provided as Exhibit 3.2 to Form 6-K]